Exhibit 10.2

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

FIRST AMENDMENT TO COMMERCIAL MANUFACTURING AND SUPPLY AGREEMENT

This First Amendment to the Commercial Supply Agreement (as defined below) (the "First Amendment") is made and entered into as of 12th day of September 2014 (“First Amendment Effective Date”).

BETWEEN:

(1)    Alkermes Science One Limited, a company incorporated under the laws of Ireland, having its registered office at Connaught House, 1 Burlington Road, Dublin 4, Ireland, which has changed its name to Daravita Limited (“Daravita”); AND

(2)    Zogenix, Inc., a Delaware corporation, having its principal place of business at 12400 High Bluff Drive, Ste. 650, San Diego, California, USA 92130 (“Zogenix”).

RECITALS:

WHEREAS Alkermes Pharma Ireland Limited (“APIL”) and Zogenix entered into a commercial manufacturing and supply agreement on November 2, 2012 (“Commercial Supply Agreement”), wherein APIL would supply Zogenix commercial quantities of the Commercial Product, on the terms and conditions set forth in the Commercial Supply Agreement (capitalized terms used in this First Amendment but not defined herein shall have the meaning set forth in the Commercial Supply Agreement); and
WHEREAS on May 8, 2014, pursuant to Clause 21.1 of the Commercial Supply Agreement, APIL assigned all of its rights and obligations to the Commercial Supply Agreement to its Affiliate, Daravita; and

WHEREAS Zogenix and Daravita desire to amend the Commercial Supply Agreement as set forth herein, subject to the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Daravita and Zogenix hereby agree as follows:

1.	Amendments. As of the First Amendment Effective Date, Daravita and Zogenix hereby amend the following sections of the Commercial Supply Agreement:

1.1.	The following definitions are as set forth below:

“ “Altus” means Altus Formulation Inc., and its successors, assigns or transferees under the Altus Agreement.”

“ “Altus Agreement” means (a) as of the First Amendment Effective Date, the Development and Option Agreement dated November 1, 2013 between Altus and Zogenix, as amended or supplemented pursuant to the terms thereof (the “D&O Agreement”), and (b) following the exercise by Zogenix of the Option under the D&O Agreement, includes the License Agreement (as defined in the D&O Agreement), as amended or supplemented pursuant to the terms thereof (the “Altus License Agreement”).”

“ “Altus Product” means Licensed Product (as defined in the Altus Agreement).”

“ “Option” means the option set forth in Section 2.2 of the D&O Agreement.”

1.2.	Clause 17.1 as set forth below:

“ Term. This Agreement shall be deemed to have come into force on the Effective Date and, subject to the rights of termination outlined in this Clause 17 and the provisions of applicable laws, will continue in force until the expiry or termination of the License Agreement (the “Term”).

1.3.	A new Clause 17.3 as set forth below:

“17.3    Termination by Zogenix. Following initiation of the commercial launch of the Altus Product in the Territory and Zogenix’s decision to cease commercializing the Product in the Territory, Zogenix will be entitled to terminate this Agreement by twelve (12) months prior written notice to Alkermes. For clarity, if Zogenix does not exercise the Option under the D&O Agreement, Zogenix shall not be entitled to terminate this Agreement pursuant to this Clause 17.3.”

1.4.	A new Clause 17.4 as set forth below:

“17.4    Termination by Alkermes. Following initiation of the commercial launch of the Altus Product in the Territory, if Zogenix [***] in any given calendar quarter, then Alkermes will be entitled to terminate this Agreement by one hundred eighty (180) days prior written notice to Zogenix.”

1.5.	A new Clause 18.3 as set forth below:

“18.3    Additional Consequences of Termination by Zogenix under Clause 17.3. Notwithstanding Clause 18.2.3 above, in the event that Zogenix provides notice of termination of this Agreement under Clause

***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

17.3, and thereafter, but prior to the effective date of termination of this Agreement (e.g., twelve (12) months thereafter), Zogenix decides to cease commercializing the Product in the Territory, Zogenix may cancel any Confirmed Orders but shall reimburse Alkermes for all costs (including raw material costs) that Alkermes has incurred in connection with any such Confirmed Orders as well as any reasonable costs that Alkermes has incurred in connection with the preparation to manufacture Commercial Products based on forecasts delivered prior to Alkermes’ receipt of the notice of termination pursuant to Clause 17.3. Zogenix shall not be required to pay to Alkermes either the Initial Fee or the Final Fee for any Confirmed Orders which are cancelled pursuant to this Clause 18.3. “

1.6.	Clause 21.1 as set forth below:

“The provisions of Clauses 16.2, 16.3, 16.4 and 16.5 of the License Agreement shall apply mutatis mutandis. For clarity, the term “this Agreement” in such provisions shall apply herein to this Agreement. “

2.
Good Faith Negotiations. Following exercise by Zogenix of the Option under the D&O Agreement, Zogenix and Daravita shall discuss in good faith, through the Supply Committee, any necessary adjustments to the provisions of Section 5 (Forecasting, Ordering and Capacity) to address the possible commercial sale of the Altus Product in the Territory.

3.	Simultaneous Amendment to License Agreement. In connection with this First Amendment, Daravita and Zogenix shall enter into an amendment to the License Agreement.

4.	No Other Amendments. All other terms and conditions of the Commercial Supply Agreement remain unchanged and continue to be in full force and effect.

5.
Counterparts; Signatures. This First Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute this First Amendment. Signatures provided by facsimile transmission or in Adobe™ Portable Document Format (PDF) sent by electronic mail shall be deemed to be original signatures.

6.
Governing Law; Jurisdiction. This First Amendment shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of laws rules, and shall be subject to the exclusive jurisdiction of the State and Federal Courts located in New York, New York.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF Daravita and Zogenix have caused this First Amendment to be executed by their duly authorized representatives to be effective as of the First Amendment Effective Date.

DARAVITA LIMITED

By: /s/ Tom Riordan

Title: Director

ZOGENIX, INC.

By: /s/ Roger L. Hawley

Title: CEO

4